EXHIBIT 99.1

GENERAL FINANCE CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR FISCAL YEAR 2016

PASADENA, CA – September 6, 2016 – General Finance Corporation (NASDAQ: GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions in North America and in the Asia-Pacific region of Australia and New Zealand (the "Company"), today announced its consolidated financial results for the fourth quarter and full year ended June 30, 2016.

Fourth Quarter 2016 Highlights
•	Total revenues were $72.3 million, compared to $65.3 million for the fourth quarter of fiscal year 2015.
•	Leasing revenues comprised 57% of total non-manufacturing revenues versus 64% for the fourth quarter of fiscal year 2015.
•	Leasing revenues increased by 11%, excluding the oil and gas sector and the unfavorable foreign exchange impact.
•	Adjusted EBITDA was $13.9 million, comparable to the fourth quarter of fiscal year 2015.
•	Adjusted EBITDA margin was 19%, compared to 21% in the fourth quarter of fiscal year 2015.
•
Net loss attributable to common shareholders was $3.8 million, or $0.15 per diluted share, compared to $3.1 million, or $0.12 per diluted share, for the fourth quarter of fiscal year 2015. The fourth quarter 2016 net loss included $2.0 million of pre-tax write-downs to portable liquid storage tank container inventories and intangible  and other assets, primarily in our North American manufacturing operations, and $0.7 million of pre-tax charges related to severance costs and CEO retirement compensation in our Asia-Pacific operations.

•	Average fleet unit utilization was 73%, compared to 75% in the fourth quarter of fiscal year 2015.
•	Completed one acquisition in North America during the quarter.

Fiscal Year 2016 Highlights
•	Total revenues were $285.9 million, compared to $303.8 million for fiscal year 2015.
•	Leasing revenues comprised 60% of total non-manufacturing revenues versus 69% for fiscal year 2015.
•	Leasing revenues increased by approximately 12%, excluding the oil and gas sector and the unfavorable foreign exchange impact.
•	Adjusted EBITDA was $60.8 million, compared to $84.2 million for fiscal year 2015.
•	Adjusted EBITDA margin was 21%, compared to 28% in fiscal year 2015.
•
Net loss attributable to common shareholders was $9.0 million, or $0.35 per diluted share, compared to net income attributable to common shareholders of $3.5 million, or $0.13 per diluted share, for fiscal year 2015. In addition to the charges noted above, included in the fiscal year 2016 net loss is a $2.7 million pre-tax goodwill impairment charge related to our North American manufacturing operations.

•	Average fleet unit utilization was 76%, compared to 80% for fiscal year 2015.
•	Completed six acquisitions during fiscal year 2016, four in North America and two in the Asia-Pacific region.

Management Commentary
"In fiscal year 2016, we continued to generate higher revenues across most non-energy sectors in North America based upon our diversified customer base and expanding geographic presence," said Ronald Valenta, President and Chief Executive Officer. "However our performance in North America continues to be impacted by the reduced drilling activity and ongoing uncertainty in the oil and gas markets. In the Asia-Pacific region, healthy demand in the transportation and construction sectors more than offset declines in the oil and gas and government sectors and the negative impact of a declining Australian dollar relative to the U.S. dollar. We continued to implement our geographic expansion strategy by completing six container-based acquisitions in the non-energy sector during the fiscal year, as well as adding six greenfield locations, four in North America and two in the Asia-Pacific region."

Charles Barrantes, Executive Vice President and Chief Financial Officer, commented, "We continue to manage our working capital and fleet investment, which resulted in increased operating cash flow and fleet growth in fiscal year 2016. The long useful lives and low maintenance requirements of our lease fleet enhances cash flow and allows us the flexibility to allocate capital between organic fleet expansion and adding new locations. These factors and our capital allocation decisions enabled us to add ten new locations to our leasing operations and expand our lease fleet this past fiscal year, while actually reducing our organic fleet investment."

Fourth Quarter 2016 Operating Summary

North America
Revenues from our North American leasing operations for the fourth quarter of fiscal year 2016 totaled $39.0 million, compared with $34.7 million for the fourth quarter of fiscal year 2015, an increase of 12%. Leasing revenues increased by approximately 3% on a year-over-year basis, primarily as a result an increase leasing revenues from our non-oil and gas sectors of approximately 15%, with notable increases in the commercial and construction sectors, partially offset by a 29% drop from the oil and gas sector. Sales revenues increased by 39% during the quarter, driven by increases in the industrial and construction sectors. Adjusted EBITDA for the fourth quarter of fiscal year 2016 was $8.6 million, compared with $7.0 million for the year-ago quarter.

North American manufacturing revenues for the fourth quarter of fiscal year 2016 totaled $1.7 million and included intercompany sales of $1.4 million from products sold to our North American leasing operations.  This compares to $1.5 million of total sales during the fourth quarter of fiscal year 2015 and negligible intercompany sales. On a stand-alone basis, prior to intercompany adjustments, adjusted EBITDA was a loss of approximately $0.9 million for the quarter, comparable to the loss in the fourth quarter of fiscal year 2015. Our manufacturing operations continue to be affected by lack of demand for our portable liquid containment tanks and inefficiencies inherent in the establishment of new product lines. In the fourth quarter, we recorded a write-down of $1.5 million, primarily to our portable liquid storage tank container inventories at Southern Frac. In order to diversify outside of the portable liquid containment business, we have recently introduced new steel-based products and we are focused on making these products commercially viable.

Asia-Pacific
Revenues from the Asia-Pacific for the fourth quarter of fiscal year 2016 totaled $33.0 million, compared with $29.1 million for the fourth quarter of fiscal year 2015, an increase of 13%. The increase in revenues occurred primarily in the  transportation, construction and agriculture sectors, partially offset by decreases in the government, consumer and retail sectors and was accompanied by an approximate 4% unfavorable foreign exchange translation effect between periods. Adjusted EBITDA for the fourth quarter of 2016 was $8.2 million, compared with $9.2 million for the year-ago quarter, a decrease of 11%, due to a combination of a shift in the product mix of our leasing revenues, the inclusion of three lower margin sales to the transportation sector and the impact of the lower Australian dollar relative to the U.S. dollar. On a local currency basis, revenues increased by 18% and adjusted EBITDA decreased by approximately 7%.

Fiscal Year 2016 Operating Summary

North America
Revenues from our North American leasing operations for fiscal year 2016 totaled $160.0 million, compared with $166.1 million in the prior year, a decrease of 4%. Leasing revenues declined by approximately 14% on a year-over-year basis, primarily as a result of a 53% drop from the oil and gas sector. However, leasing revenues from all other sectors increased by 16%, with notable increases in the commercial, construction and retail sectors. Sales revenues increased by 36% for the year, driven by increases in the construction, services, industrial, education and commercial sectors. Adjusted EBITDA for fiscal year 2016 decreased to $40.6 million from $49.6 million in the prior year. The decrease in adjusted EBITDA was primarily driven by the lower leasing revenues from the oil and gas sector and corresponding lower adjusted EBITDA contribution from Lone Star, which experienced a year-over-year decline of approximately $10.6 million. Adjusted EBITDA from our Pac-Van division increased by $1.6 million for the year, up from $30.0 million in fiscal year 2015.

North American manufacturing revenues for the fiscal year 2016 totaled $8.1 million and included intercompany sales of $1.9 million from products sold to our North American leasing operations.  This compares to $34.3 million of total sales during the fiscal year 2015, which included intercompany sales of $20.3 million. On a stand-alone basis, prior to intercompany adjustments, adjusted EBITDA was a loss of approximately $3.4 million for the year, as compared to adjusted EBITDA of $5.4 million in the prior year. The reduction in revenues and adjusted EBITDA was primarily due to the adverse effect of significantly reduced demand for our portable liquid containment tanks and inefficiencies inherent in the establishment of new product lines.

Asia-Pacific
Revenues from the Asia-Pacific for fiscal year 2016 totaled $119.7 million, compared with $123.7 million in the prior year, a decrease of 3%. The decline in revenues occurred primarily in the oil and gas, government, retail and mining sectors, and was partially offset by increases in the transportation, construction, industrial and moving sectors. Revenues were also impacted by an approximate 13% unfavorable foreign exchange translation effect between periods. Included in fiscal year 2016 results were a number of lower margin sales in the transportation sector, which in total amounted to approximately $14.0 million. Adjusted EBITDA for fiscal year 2016 was $28.9 million, compared with $37.8 million in the prior year, a decrease of 24%. The decline in adjusted EBITDA was primarily driven by a 6% local currency decrease in leasing revenue and the full year impact of the lower Australian dollar relative to the U.S. dollar. On a local currency basis, revenues increased by 11% and adjusted EBITDA decreased by 13%.

Balance Sheet and Liquidity Overview

At June 30, 2016, the Company had total debt of $354.5 million and cash and cash equivalents of $9.3 million, compared with $356.7 million and $3.7 million at June 30, 2015, respectively. At June 30, 2016, our Asia-Pacific leasing operations had $26.9 million (A$36.2 million) available to borrow under its $130.2 million (A$175.0 million) credit facility and our North America leasing operations also had $26.9 million available to borrow under its $232.0 million credit facility.

During fiscal year 2016, the Company generated cash from operating activities of $48.8 million, as compared to $38.2 million for fiscal year 2015. For fiscal year 2016, the Company invested a net $20.8 million ($14.8 million in North America and $6.0 million in the Asia-Pacific) in the lease fleet, as compared to $54.6 million in net fleet investment ($42.1 million in North America and $12.5 million in the Asia-Pacific) in fiscal year 2015.

Receivables were $38.1 million at June 30, 2016, as compared to $47.6 million at June 30, 2015. Days sales outstanding in receivables at June 30, 2016 for our Asia-Pacific and North American leasing operations improved since June 30, 2015, from 40 to 36 days and from 66 to 49 days, respectively.

Outlook

Overall, assuming the average exchange rate for the Australian dollar versus the U.S. dollar is comparable to fiscal year 2016, management is comfortable that consolidated revenues for fiscal year 2017 will be in the range of $280 million to $300 million and that consolidated adjusted EBITDA will be flat to increasing up to 10% in fiscal year 2017 from fiscal year 2016. This outlook does not take into account the impact of any additional acquisitions that may occur in fiscal year 2017.

Conference Call Details
Management will host a conference call today at 8:30 a.m. Pacific Time (11:30 a.m. Eastern Time) to discuss the Company's operating results.  The conference call number for U.S. participants is (866) 901-5096 and the conference call number for participants outside the U.S. is (706) 643-3717. The conference ID number for both conference call numbers is 63794616. Additionally, interested parties can listen to a live webcast of the call in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.
A replay of the conference call may be accessed through September 20, 2016 by dialing (800) 585-8367 (U.S.) or (404) 537-3406 (international), using conference ID number 63794616.
After the replay has expired, interested parties can listen to the conference call via webcast in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions.  Management's expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company's subsidiaries.  The Company's Asia-Pacific leasing operations in Australia and New Zealand consist of majority-owned Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those countries. The Company's North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings.  The Company also owns 90% of Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and other steel-related products in North America.   Royal Wolf's shares trade under the symbol "RWH" on the Australian Securities Exchange.

Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements addressing management's views with respect to future financial and operating results, competitive pressures, increases in interest rates for our variable rate indebtedness, our ability to raise capital or borrow additional funds, changes in the Australian, New Zealand or Canadian dollar relative to the U.S. dollar, regulatory changes, customer defaults or insolvencies, litigation, the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control, our ability to procure adequate levels of products to meet customer demand, our ability to procure adequate supplies for our manufacturing operations, labor disruptions, adverse resolution of any contract or other disputes with customers, declines in demand for our products and services from key industries such as the Australian resources industry or the U.S. oil and gas and construction industries, or a write-off of all or a part of our goodwill and intangible assets. These risks and uncertainties could cause actual outcomes and results to differ materially from those described in our forward-looking statements. We believe that the expectations represented by our forward-looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law. The forward-looking statements contained in this press release are expressly qualified by these cautionary statements. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission.

Investor/Media Contact
Larry Clark
Financial Profiles, Inc.
310-622-8223
-Financial Tables Follow-

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Quarter Ended June 30,		Year Ended June 30,
	2015	2016	2015	2016
	(unaudited)
Revenues
Sales:
Lease inventories and fleet	$22,949	$31,031	$90,275	$111,439
Manufactured units	1,450	327	13,981	6,179
	24,399	31,358	104,256	117,618
Leasing	40,891	40,971	199,569	168,233
	65,290	72,329	303,825	285,851

Costs and expenses
Cost of sales:
Lease inventories and fleet (exclusive of the items shown separately below)	16,430	22,963	64,772	82,683
Manufactured units	2,101	1,861	10,907	10,063
Direct costs of leasing operations	17,443	17,447	76,770	69,134
Selling and general expenses	16,369	19,002	70,602	68,697
Impairment of goodwill	—	387	—	3,068
Depreciation and amortization	9,612	9,926	37,731	37,823

Operating income	3,335	743	43,043	14,383

Interest income	16	25	68	97
Interest expense	(5,090)	(4,830)	(21,096)	(19,648)
Foreign currency exchange gain (loss) and other	(54)	135	(273)	(309)
	(5,128)	(4,670)	(21,301)	(19,860)

Income (loss) before provision for income taxes	(1,793)	(3,927)	21,742	(5,477)

Provision (benefit) for income taxes	(717)	(1,571)	8,697	(2,191)

Net income (loss)	(1,076)	(2,356)	13,045	(3,286)

Preferred stock dividends	(892)	(902)	(3,658)	(3,668)
Noncontrolling interests	(1,125)	(562)	(5,912)	(2,071)

Net income (loss) attributable to common stockholders	$(3,093)	$(3,820)	$3,475	$(9,025)

Net income (loss) per common share:
Basic	$(0.12)	$(0.15)	$0.13	$(0.35)
Diluted	(0.12)	(0.15)	0.13	(0.35)

Weighted average shares outstanding:
Basic	25,902,798	26,131,659	25,805,679	26,060,823
Diluted	25,902,798	26,131,659	26,233,144	26,060,823

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30, 2015	June 30, 2016
Assets
Cash and cash equivalents	$3,716	$9,342
Trade and other receivables, net	47,641	38,067
Inventories	36,875	34,609
Prepaid expenses and other	7,763	9,366
Property, plant and equipment, net	39,452	26,951
Lease fleet, net	410,985	419,345
Goodwill	99,344	102,546
Other intangible assets, net	41,394	35,587
Total assets	$687,170	$675,813

Liabilities
Trade payables and accrued liabilities	$37,590	$43,476
Income taxes payable	1,291	175
Unearned revenue and advance payments	13,958	14,085
Senior and other debt	356,733	354,459
Deferred tax liabilities	43,242	39,006
Total liabilities	452,814	451,201

Commitments and contingencies	—	—

Equity
Cumulative preferred stock, $.0001 par value: 1,000,000 shares authorized; 400,100 shares issued and outstanding (in series)	40,100	40,100
Common stock, $.0001 par value: 100,000,000 shares authorized; 26,008,878 and 26,218,772 shares issued and outstanding at June 30, 2015 and 2016, respectively	3	3
Additional paid-in capital	124,288	122,568
Accumulated other comprehensive income (loss)	(12,873)	(14,129)
Accumulated deficit	(4,653)	(10,010)
Total General Finance Corporation stockholders' equity	146,865	138,532
Equity of noncontrolling interests	87,491	86,080
Total equity	234,356	224,612
Total liabilities and equity	$687,170	$675,813

Explanation and Use of Non-GAAP Financial Measures

Earnings before interest, income taxes, impairment, depreciation and amortization and other non-operating costs and income ("EBITDA") and adjusted EBITDA are non-U.S. GAAP measures. We calculate adjusted EBITDA to eliminate the impact of certain items we do not consider to be indicative of the performance of our ongoing operations.  Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We present adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and a form of adjusted EBITDA when reporting their results. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted EBITDA only supplementally. The following tables show our adjusted EBITDA and the reconciliation from net income on a consolidated basis and from operating income for our geographic segments (in thousands):

	Quarter Ended June 30,		Year Ended June 30,
	2015	2016	2015	2016
Net income (loss)	$(1,076)	$(2,356)	$13,045	$(3,286)
Add (deduct) —
Provision (benefit) for income taxes	(717)	(1,571)	8,697	(2,191)
Foreign currency exchange loss (gain) and other	54	(135)	273	309
Interest expense	5,090	4,830	21,096	19,648
Interest income	(16)	(25)	(68)	(97)
Impairment of goodwill and trade name	—	387	—	3,068
Depreciation and amortization	9,819	10,125	38,571	38,634
Share-based compensation expense	720	266	2,174	2,388
Expenses of postponed public equity offering	—	—	365	—
Inventory write-downs and related	—	1,630	—	1,630
Non-recurring severance costs and CEO retirement compensation at Royal Wolf	—	727	—	727
Adjusted EBITDA	$13,874	$13,878	$84,153	$60,830

	Quarter Ended June 30, 2015				Quarter Ended June 30, 2016
	Asia-Pacific	North America			Asia-Pacific	North America
	Leasing	Leasing	Manufacturing	Corporate	Leasing	Leasing	Manufacturing	Corporate
Operating income (loss)	$5,281	$836	$(1,253)	$(1,740)	$3,360	$2,461	$(3,303)	$(1,823)
Add -
Impairment of goodwill and trade name	-	-	-	-	-	-	387	-
Depreciation and amortization	3,693	6,046	266	1	3,851	5,907	554	1
Share-based compensation expense	244	88	30	358	296	78	(1)	(107)
Inventory write-downs and related	-	-	-	-	-	123	1,507	-
Non-recurring severance costs and CEO retirement compensation at Royal Wolf	-	-	-	-	727	-	-	-
Adjusted EBITDA	$9,218	$6,970	$(957)	$(1,381)	$8,234	$8,569	$(856)	$(1,929)
Intercompany adjustments				$24				$(140)

	Year Ended June 30, 2015				Year Ended June 30, 2016
	Asia-Pacific	North America			Asia-Pacific	North America
	Leasing	Leasing	Manufacturing	Corporate	Leasing	Leasing	Manufacturing	Corporate
Operating income (loss)	$21,390	$26,658	$4,200	$(5,362)	$12,834	$16,443	$(9,464)	$(6,030)
Add -
Impairment of goodwill and trade name	-	-	-	-	-	-	3,068	-
Depreciation and amortization	15,522	22,651	1,076	2	14,354	23,683	1,343	2
Share-based compensation Xexpense	862	314	114	884	959	396	100	933
Expense of postponed public equity offering	-	-	-	365	-	-	-	-
Inventory write-downs and related	-	-	-	-	-	123	1,507	-
Non-recurring severance costs and CEO retirement compensation at Royal Wolf	-	-	-	-	727	-	-	-
Adjusted EBITDA	$37,774	$49,623	$5,390	$(4,111)	$28,874	$40,645	$(3,446)	$(5,095)
Intercompany adjustments				$(4,523)				$(148)